Industry Canada	Industrie Canada

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

ENCANA CORPORATION	421137-5

Name of corporation-Dénomination de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.
Corporation number-Numero de la société

Je certifie que la société susmentionnée est issue d’une fusion, en vertu de l’article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Director – Directeur

January 1, 2004 / le 1 janvier 2004

Date of Amalgamation – Date de fusion

Canada

INDUSTRY CANADA Canada Business Corporations Act	FORM 9 ARTICLES OF AMALGAMATION (Section 185)

1.	Name of Amalgamated Corporation:

ENCANA CORPORATION

2.	The province or territory in Canada where the registered office is to be situated:

Alberta

3.	The classes and any maximum number of shares that the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	Restrictions, if any, on share transfers:

None.

5.	Number (or minimum and maximum number) of directors:

A minimum of eight (8) and a maximum of seventeen (17).

6.	Restrictions, if any, on business the corporation may carry on:

There are no restrictions.

7.	Other provisions, if any

The actual number of directors within the minimum and maximum number set out in paragraph 5 may be determined from time to time by resolution of the directors. The directors may appoint one or more directors, who shall hold office for the term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

8	The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:

____	183

x	184	(1)

____	184	(2)

9. Name of amalgamating
corporations	Corporation No.	Signature	Date	Title	Tel. No.
EnCana Corporation	4132432	“Rachel Desroches”	03/12/18	Assistant Corp Secretary	403.645.2522
3398234 Canada Limited	3398234	“Rachel Desroches”	03/12/18	Assistant Corp Secretary	403.645.2522
FOR DEPARTMENTAL USE ONLY
JAN 1 – 2004	421137-5

30549928.1

SCHEDULE OF SHARE CAPITAL
ENCANA CORPORATION

The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares.

1.	The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation (the “board”) out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of the assets of the Corporation.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to 1 vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation.

2.	The rights, privileges, restrictions and conditions attaching to the First Preferred Shares are as follows:

(a)	Authority to Issue in One or More Series: The First Preferred Shares may at any time or from time to time be issued in 1 or more series. Subject to the following provisions, the board may by resolution fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of First Preferred Shares.

(b)	Voting Rights: Except as hereinafter referred to or as required by law, the holders of First Preferred Shares as a class will not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation. The holders of any particular series of First Preferred Shares will, if the board so determines prior to the issuance of any such series, be entitled to such voting rights as may be determined by the board if the Corporation fails to pay dividends on that series of First Preferred Shares for any period as may be so determined by the board.

(c)	Limitation on Issue: The board may not issue any First Preferred Shares if by so doing the aggregate amount payable to holders of First Preferred Shares as a return of capital in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs would exceed $500,000,000.

(d)	Ranking of First Preferred Shares: The First Preferred Shares will be entitled to priority over the Second .Preferred Shares and the Common Shares of the Corporation and over any other shares ranking junior to the First Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(e)	Dividends Preferential: Except with the consent in writing of the holders of all the First Preferred Shares outstanding, no dividend can be declared and paid on or set apart for payment on the Second Preferred Shares or the Common Shares or on any other shares ranking junior to the First Preferred Shares unless and until all dividends (if any) up to and including any dividend payable for the last completed period for which such dividend is payable on each series of First Preferred Shares outstanding has been declared and paid or set apart for payment.

3.	The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares are as follows:

(a)	Authority to Issue in One or More Series: The Second Preferred Shares may at any time or from time to time be issued in 1 or more series. Subject to the following provisions, the board may by resolution fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Second Preferred Shares.

(b)	Voting Rights: Except as hereinafter referred to or as required by law, the holders of Second Preferred Shares as a class will not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation. The holders of any particular series of Second Preferred Shares will, if the board so determines prior to the issuance of any such series, be entitled to such voting rights as may be determined by the board if the Corporation fails to pay dividends on that series of Second Preferred Shares for any period as may be so determined by the board.

(c)	Limitation on Issue: The board may not issue any Second Preferred Shares if by so doing the aggregate amount payable to holders of Second Preferred Shares as a return of capital in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs would exceed $500,000,000.

(d)	Ranking of Second Preferred Shares: The Second Preferred Shares will be entitled to priority over the Common Shares of the Corporation and over any other shares ranking junior to the Second Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up of its affairs.

(e)	Dividends Preferential: Except with the consent in writing of the holders of all the Second Preferred Shares outstanding, no dividend can be declared and paid on or set apart for payment on the Common Shares or on any other shares ranking junior to the Second Preferred Shares unless and until all dividends (if any) up to and including any dividend payable for the, last completed period for which such dividend is payable on each series of Second Preferred Shares outstanding has been declared and paid or set apart for payment.